Exhibit 7.02

JOINDER TO CONFIDENTIALITY AGREEMENT

This JOINDER TO CONFIDENTIALITY AGREEMENT (this “Joinder”), dated as of the 4th day of October, 2006, from Citigroup Private Equity (“Additional Party”) for the benefit of Educate, Inc., a Delaware corporation (“Educate”), and its affiliates (collectively, with Educate, the “Educate Entities”). Capitalized terms used but not defined herein shall have the meanings set forth in the Confidentiality Agreement (as defined below).

R E C I T A L S:

A.     Sterling Capital Partners, L.P. and Sterling Capital Partners II, L.P. (collectively, “Sterling”) have entered into that certain Confidentiality Agreement, dated as of October 3, 2006, with Educate (the “Confidentiality Agreement”).

B.     Additional Party is a possible equity and/or debt financing source with respect to a potential transaction involving Sterling and Educate (“Sterling”).

C.     Additional Party wishes to review Confidential Information of the Educate Entities in connection with its evaluation of possible participation in a potential transaction.

D.     It is a condition to Sterling’s and Educate’s and their respective Representatives’ providing Confidential Information to Additional Party that Additional Party execute and deliver this Joinder.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Additional Party hereby agrees as follows:

1.                 Additional Party has received and reviewed a copy of the Confidentiality Agreement. Additional Party hereby joins as a party to, and agrees to be bound by all of the terms and provisions of, the Confidentiality Agreement as “Buyer” thereunder, with the same force and effect as if originally named therein as “Buyer,” provided that notwithstanding anything to the contrary in the Confidentiality Agreement, the terms and provisions of Section 7 of the Confidentiality Agreement shall only be applicable to Additional Party, such affiliates of Additional Party to whom Additional Party has provided Confidential Information to, and the other private equity businesses of Citigroup Alternative Investments LLC and their employees.

2.                 Notices hereunder to Additional Party shall be addressed as follows:

Citigroup Private Equity
388 Greenwich Street
32nd Floor
New York, New York 10013
Attention: Todd Benson
Telecopy: (646) 291-5481

with a copy to:

Citigroup Private Equity
731 Lexington Avenue
23rd Floor
New York, New York 10022
Attention: Ranesh Ramanathan, Esq.
Telecopy: (646) 291-3063

3.                 This Joinder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Sate of Delaware.

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IN WITNESS WHEREOF, this Joinder has been executed as of the date first above written.

ADDITIONAL PARTY:

CITIGROUP PRIVATE EQUITY, a unit of Citigroup Alternative Investments, LLC, a Delaware Limited Liability Company

By:	/s/ Ranesh Ramanathan
Name:	Ranesh Ramanathan
Title:	General Counsel